UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 8, 2009

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33937	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada		89120
(Address of Principal Executive Offices)		(Zip code)

(702) 654-9646
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2009, Michael Edelhart resigned from LiveDeal, Inc.’s (the “Company”) Board of Directors, effective immediately.  Mr. Edelhart’s employment as the Company’s Chief Executive Officer was previously terminated on May 19, 2009.  Mr. Edelhart did not resign from the Company’s Board of Directors because of any disagreement with the Company relating to its operations, policies or practices.

In connection with his resignation, Mr. Edelhart entered into a Separation Agreement and Full Release of Claims (“Separation Agreement”) with the Company.  Under the terms of the Separation Agreement and in accordance with his employment agreement, the Company will pay Mr. Edelhart a lump sum of $62,500 (less applicable taxes and other withholdings), which is equal to three months of the base salary he was being paid upon his termination as the Company’s Chief Executive Officer.  The Company will also make payments to Mr. Edelhart for certain business-related expenses and his attorneys’ fees related to the negotiation of the Separation Agreement.  Mr. Edelhart will continue to be entitled to exercise his vested stock options in accordance with the terms of the applicable stock option agreements; his unvested options will be forfeited and cancelled.

In exchange for the payments described above, Mr. Edelhart provided a full release of claims arising out of, or relating to, his employment with the Company, his termination from the position of Chief Executive Officer of the Company, and/or his resignation.  The Separation Agreement also contains customary provisions with respect to confidentiality and non-solicitation, as well as mutual covenants on the part of Mr. Edelhart and the Company regarding public statements and non-disparagement.

Pursuant to its terms, the Separation Agreement does not take effect or become enforceable until a seven-day revocation period elapses without Mr. Edelhart’s revocation of the agreement via written notice to the Company.  If Mr. Edelhart exercises his limited right to revoke the Separation Agreement, none of the payments described above will be paid by the Company, and the Separation Agreement will be of no force or effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: July 10, 2009	/s/ Rajeev Seshadri
Rajeev Seshadri
Chief Financial Officer